EXHIBIT 99.2


                          STANDARD MOTOR PRODUCTS, INC.
                           STOCK OWNERSHIP GUIDELINES

The Nominating and Corporate Governance Committee ("Committee") of the Board of Directors of Standard Motor Products, Inc. ("Company") has adopted these Stock Ownership Guidelines to further align the interests of the Company's executive officers and independent directors with the interests of the Company's stockholders and to further promote the Company's commitment to sound corporate governance.

I.  EXECUTIVE OFFICER STOCK OWNERSHIP GUIDELINES

Executive officers of the Company, as identified by the Committee ("Officers"), are expected to own and hold a number of shares of Company common stock with a value that represents 50 percent of their base salary. Stock ownership levels should be achieved by each Officer within a period of time as determined at the discretion of the Committee. The individual guidelines are calculated using an Officer's base salary, as such salary may be adjusted from time to time.

II.  DIRECTOR STOCK OWNERSHIP GUIDELINES

Independent directors ("Independent Directors") are also expected to own and hold a number of shares with a value that represents two times the amount of their annual retainer, which retainer is comprised of their annual cash retainer and their annual stock-based awards. Stock ownership levels should be achieved by each Independent Director within a period of time as determined at the discretion of the Committee. The individual guidelines are calculated using the Independent Director's retainer, as such may be adjusted from time to time.

III.  COMPLIANCE WITH THE GUIDELINES

Stock that counts toward satisfaction of these Guidelines include: (a) shares of common stock owned outright by the Officer or Independent Director and his or her immediate family members who share the same household, whether held individually or jointly; (b) restricted stock where the restrictions have lapsed; (c) ESOP shares; and (d) shares held in trust for the benefit of the Officer or Independent Director or his or her family.

Until the applicable guideline is achieved, an Officer and Independent Director is required to retain all shares held by such person, including shares directly purchased in the market and ESOP shares, if any. In addition, an Officer and Independent Director is required to retain all "profit shares" which are those shares remaining after payment of taxes of earned equity awards, such as restricted stock that has vested and performance shares paid; provided, that previous option awards are not subject to this retention requirement. Because Officers and Independent Directors must retain all "profit shares" until they achieve the specified guidelines, there is no minimum time period required to achieve the guidelines.

The guidelines may be waived for Officers or Independent Directors, at the discretion of the Committee, if compliance would create severe hardship or prevent an Officer or Independent Director from complying with a court order. It is expected that these instances will be rare. Each Officer and Independent Director will be notified each year where they stand with regard to these Guidelines.